Exhibit 10.01

THIRD AMENDMENT TO THE ON ASSIGNMENT, INC.

RESTATED 1987 STOCK OPTION PLAN

THIS THIRD AMENDMENT TO THE ON ASSIGNMENT, INC. RESTATED 1987 STOCK OPTION PLAN, made as of December 11, 2008 (this “Third Amendment”), is made and adopted by On Assignment, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the On Assignment, Inc. Restated 1987 Stock Option Plan, as amended and restated April 7, 2006 and further amended on January 23, 2007 and April 17, 2007 (the “Plan”);

WHEREAS, pursuant to Section 5.3 of the Plan, the Plan may be amended from time to time by the Company’s Board of Directors (the “Board”); and

WHEREAS, the Board desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be amended as follows, effective as of December 11, 2008:

1.                                       Plan Section 2.3.  Section 2.3 of the Plan is hereby deleted and replaced in its entirety with the following:

“2.3           “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Dividend Equivalent Right or cash award under the Plan.”

2.                                       Plan Section 2.11.  Section 2.11 of the Plan is hereby deleted and replaced in its entirety with the following:

“2.11       “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger, consolidation or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholder or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company; provided, however, that notwithstanding anything herein or in any Award Agreement to the contrary, if a Corporate Transaction constitutes a payment event with respect to any Award which provides for a deferral of compensation that is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) in order to constitute a Corporate Transaction for purposes of payment of such Award.”

3.                                       Plan Section 2.14.  Section 2.14 of the Plan is hereby deleted and replaced in its entirety with the following:

“2.14       “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; provided, further, that notwithstanding anything herein or in any Award Agreement to the contrary, if a Disability constitutes a payment event with respect to any Award which provides for a deferral of compensation that is subject to Section 409A of the Code, Grantee shall only experience a Disability hereunder for purposes of the payment of such Award if Grantee is “disabled” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).”

4.                                       Plan Section 2.19.  Section 2.19 of the Plan is hereby deleted and replaced in its entirety with the following:

“2.19       “Fair Market Value” means, as of any date, the value of a share of Stock determined as follows:

(i)            If the Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Board may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred;

(ii)           If the Stock is not traded on an exchange but is quoted on a quotation system, the Fair Market Value shall be the last sale price on such date or, if no sales occur on such date, the average of the last bid and asked prices for the Stock on such date, or if no prices are reported on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or

(iii)          In the absence of an established market for the Stock, the Fair Market Value shall be determined in good faith by the Board.”

5.                                       Plan Section 2.30.  Section 2.30 f the Plan is hereby deleted and replaced in its entirety with the following:

“2.30       “Plan” means this On Assignment, Inc. Restated 1987 Stock Option Plan, as amended from time to time.”

6.                                       Plan Section 3.4.  Section 3.4 of the Plan is hereby deleted and replaced in its entirety with the following:

“3.4         Deferral Arrangement

“The Board may permit the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans, provided, however, that any such deferral arrangement shall be structured in a manner that complies with Section 409A of the Code or an available exemption therefrom.”

7.                                       Plan Section 5.1.  Section 5.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“5.1         Effective Date

The Plan was approved by the Company’s stockholders on April 17, 2007, which is the Effective Date of the Plan.”

8.                                       Plan Section 6.3(ii).  Section 6.3(ii) of the Plan, as previously amended under the Company’s grant of an aggregate of 258,807 restricted stock units and restricted shares to Peter Dameris, dated January 2, 2008 is hereby formally deleted and replaced in its entirety with the following:

“(ii) the maximum number of shares of Stock subject to SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is 200,000 per year, provided, however, that all Awards other than Options made to any individual under the Plan in a given year shall be counted against the maximum number of SARs that may be granted in accordance with this Section 6.3(ii) (for example, if 250,000 RSUs are granted to an eligible person in a given year, then no SARs may be granted to such person in such year); and”

9.                                       Plan Section 6.5.  The following language is hereby deleted from the end of the last sentence of Section 6.5 of the Plan:

“or in which the Option Price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an Option Price “discounted” by the amount of the cash compensation surrendered)”

10.                                 Plan Section 10.1.  Section 10.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“10.1       Right to Payment

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Board.  The Award Agreement for a SAR shall specify the grant price of the SAR, which shall not be less than the Fair Market Value of a share of Stock on the date of grant.”

11.                                 Plan Section 13.2.  Section 13.2 of the Plan is hereby deleted and replaced in its entirety with the following:

“13.2       Surrender of Stock

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock (by either actual delivery or by attestation), which shares, if acquired from the Company, shall have been held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required.”

12.                                 Plan Section 14.1.  The following sentence is hereby added to the end of Section 14.1 of the Plan:

“Notwithstanding anything herein to the contrary, (i) Dividend Equivalent Rights granted in tandem with any other Award shall only become payable and shall otherwise be structured in a manner that will not cause the underlying Award to become subject to the imposition of taxes under Section 409A of the Code, and (ii) stand-alone Dividend Equivalent Rights shall be structured in a manner that complies with Section 409A of the Code or an available exemption therefrom.”

13.                                 Plan Section 16.  The last sentence of Section 16 of the Plan is hereby deleted and replaced in its entirety with the following:

“In the event that the receipt of any such right to exercise, vesting, payment or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, the specific exercise, vesting, payments or benefits that shall be reduced and the order of such reduction shall be determined so as to achieve the most favorable economic benefit to the Grantee and, to the extent economically equivalent, the exercise, vesting, payments or benefits shall be reduced pro rata, all as determined by the Company in its sole discretion.”

14.                                 Plan Section 18.3(iii).  Section 18.3(iii) of the Plan is hereby added to the Plan immediately following Section 18.3(ii) of the Plan:

“(iii) upon the occurrence of a Corporate Transaction, all outstanding Stock Units shall be treated in accordance with the terms of the Award Agreement applicable to such Stock Units, provided, however, that if an applicable Award Agreement does not address the treatment of the Stock Units granted thereunder in connection with a Corporate Transaction, then such Stock Units shall vest in full upon the Corporate Transaction and be paid out in accordance with the terms of the applicable Award Agreement unless provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Stock Units theretofore granted, or for the substitution for such Stock Units for new stock units relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares, in which event the Stock Units theretofore granted shall continue in the manner and under the terms so provided.”

15.                                 Plan Section 19.9.  The following Section 19.9 is hereby added to the Plan:

“19.9       Code Section 409A.

To the extent applicable, the Plan and all Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section; provided, however, that this Section 19.9 does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.”

This Third Amendment shall be and is hereby incorporated in and forms a part of the Plan.  Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this Third Amendment to be executed by a duly authorized officer of the Company as of the date first written above.

On Assignment, Inc.

By:	/s/ James L. Brill
Name:	James L. Brill
Title:	Sr. Vice President, Finance and
Chief Financial Officer